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Exhibit 10.3

THE COCA-COLA COMPANY

SEVERANCE PAY PLAN

AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2008

ARTICLE 1
PURPOSE AND ADOPTION OF PLAN

        The Coca-Cola Company established The Coca-Cola Company Severance Pay Plan (the "Plan") effective as of January 1, 1993 to provide benefits to certain eligible employees of the Company who were terminated by the Company. The Company now amends and restates the Plan effective January 1, 2008. The Plan shall be an unfunded severance pay plan that is a welfare plan as such term is defined by the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), the benefits of which shall be paid solely from the general assets of the Company.

        Notwithstanding any other provision in this Plan to the contrary, Participants who terminate employment on or before February 29, 2008, and who, prior to January 1, 2008, properly, timely and unconditionally executed and did not revoke, the release and required under Section 3.1(e), shall be subject to the terms of the Plan in effect on December 31, 2007.

ARTICLE 2
DEFINITIONS

        For purposes of this Plan, the following terms shall have the meanings set forth below.

        Affiliate means any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the relevant time.

        Approved Leave of Absence means an approved military leave of absence or leave of absence under the Family and Medical Leave Act.

        Cause means a violation of the Company's Code of Business Conduct or any other policy of the Company or an Affiliate, or gross misconduct.

        Committee means The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Human Resources (or the most senior Human Resources officer of the Company), which shall act on behalf of the Company to administer the Plan as provided in Article 4.

        Company means The Coca-Cola Company.

        Disability or Disabled means a condition for which a Participant becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan that hereafter may be maintained by the Company or any Affiliate.

        International Service Employee means an employee of the Company or any Affiliate who is classified as an International Service Employee in the Company's personnel and payroll systems.

        Participant means:

          (a)   regular, full-time salaried or exception hourly employee of the Company or a Participating Affiliate who works primarily within the United States (one of the fifty states or the District of Columbia) and who is actively at work or on an Approved Leave of Absence, or

          (b)   a regular, full-time salaried International Service Employee who is actively at work.

        Notwithstanding the foregoing, the term "Participant" shall not include any employee covered by a collective bargaining agreement between an employee representative and the Company or any Affiliate, unless otherwise provided in the collective bargaining agreement. Further, the term "Participant" shall not include any employee who is designated as hourly by the Company (or to the extent applicable, any Affiliate) on its payroll, personnel and benefits system.

        An individual shall be treated as an "employee" for purposes of this Plan for any period only if (i) he is actually classified during such period by the Company (or to the extent applicable, any Affiliate) on its payroll, personnel and benefits system as an employee, and (ii) he is paid for services rendered during such period through the payroll system, as distinguished from the accounts payable department, of the Company or the Affiliate. No other individual shall be treated as an employee under this Plan for any period, regardless of his or her status during such period as an employee under common law or under any statute. In addition, an individual shall be treated as a "salaried" or "exception hourly" employee for purposes of this Plan only if he is actually classified during such period by the Company or an Affiliate on its payroll, personnel and benefits system as a salaried or exception hourly employee.

        Participating Affiliate means any Affiliate that the Committee has designated as such, as set forth in Appendix A.

        Plan means The Coca-Cola Company Severance Pay Plan.

        Severance Benefits Committee means the committee appointed by the Senior Vice President, Human Resources of the Company (or the most senior Human Resources officer of the Company) to make certain determinations with regard to benefits payable under Article 3 and claims under Article 5 of this Plan.

        Substantially Equivalent Employment means a position in the Company or with an Affiliate, or a position with an entity to whom all or any part of a Company division, subsidiary, or other business segment is outsourced, sold or otherwise disposed (including, without limitation, a disposition by sale of shares of stock or of assets) that, at the time the employment offer is made:

          (a)   except in the case of an International Service Employee, provides a principal place of employment of not more than 50 miles from the last principal place of employment with the Company or an Affiliate,

          (b)   maintains the employee's job grade within one level (if new position is with the Company or an Affiliate that uses the same job grades), and

          (c)   provides a total cash compensation opportunity consisting of base plus variable compensation, at target performance, that is at least 90% of total cash compensation opportunity at target performance, of the current position.

        Weekly Pay means 1/52 of a Participant's annual base salary (as determined by the Committee) as in effect on the date the Committee determines that his active employment terminated. For each Participant whose pay depends at least in part on commissions, "Weekly Pay" shall mean his basic weekly pay rate (as determined by the Committee) as in effect on the date the Committee determines that his active employment terminated, plus the weekly average of his commissions that the Committee determines that he earned during the calendar year immediately preceding the calendar year in which his active employment terminated.

        Years of Service means:

          (a)   for each Participant who is an International Service Employee, the Participant's full and continuous whole years of employment as a part-time, regular, hourly or salaried employee of the Company or any Affiliate, as determined by the Committee based on the Company's or Affiliate's personnel records; and

          (b)   for each other Participant, the Participant's whole Years of Vesting Service, as defined in the Employee Retirement Plan of The Coca-Cola Company; provided,

          (c)   "Years of Service" shall not include any period of employment with the Company or any Affiliate for which the Participant is receiving or previously has received any severance pay or similar benefits, whether under this Plan or any other plan or arrangement sponsored or paid by the Company or any Affiliate.

ARTICLE 3
BENEFITS

        3.1    Circumstances in Which Benefits are Payable.

        (a)    Position Elimination    A Participant shall qualify for a benefit under Section 3.3(a) of this Plan as a result of his involuntary loss of employment with the Company, a Participating Affiliate, or, solely with respect to an International Service Employee, an Affiliate, if the Severance Benefits Committee in its discretion determines that:

          (1)   his employment terminated as a result of the elimination of his current position;

          (2)   his termination was unrelated to a sale or other disposition, including outsourcing, of all or any part of a division, subsidiary or other business segment (including, without limitation, a disposition by sale of shares of stock or of assets) in which he was employed, unless he was not offered Substantially Equivalent Employment with the purchaser, acquirer or outsource vendor of the division, subsidiary or business segment;

          (3)   he failed (as a result of such termination) to qualify for any severance pay (except as provided under this Plan) or other plan or benefit that the Severance Benefits Committee in its discretion deems to duplicate this Plan and that is sponsored or paid by the Company or any Affiliate; and

          (4)   he properly, timely and unconditionally executes and does not revoke, the release and, if applicable, an agreement on confidentiality and competition required under Section 3.1(e).

        (b)    Placement Issue Benefit.    A Participant may qualify for a benefit as a result of his involuntary loss of employment with the Company, a Participating Affiliate or, solely with respect to an International Service Employee, an Affiliate, if:

          (1)   the Severance Benefits Committee acting in its discretion determines that such qualification is in the best interests of the Company;

          (2)   his employment was not terminated for Cause; and

          (3)   he properly, timely and unconditionally executes, and does not revoke, the release and, if applicable, an agreement on confidentiality and competition required under Section 3.1(e).

        The benefit payable under this Section 3.1(b) shall be determined in the sole discretion of the Severance Benefits Committee on a case-by-case basis. However, no benefit payable under this Section 3.1(b) shall exceed the amount of benefit payable under 3.3(a).

        (c)    Other Involuntary Terminations.    A Participant who fails to satisfy the requirements of Section 3.l(a) or (b) nevertheless shall qualify for a benefit as a result of his involuntary loss of employment with the Company, a Participating Affiliate, or, solely with respect to an International Service Employee, an Affiliate, if:

          (1)   his employment was not terminated for Cause; and

          (2)   he properly, timely and unconditionally executes, and does not revoke, the release and, if applicable, an agreement on confidentiality and competition required under Section 3.1(e).

        The benefit payable under this Section 3.1(c) shall equal the Participant's Weekly Pay multiplied by four.

        (d)    Release, Noncompetition and Nondisclosure Form.    Participants shall be provided with releases and agreements on confidentiality and competition that Participants shall be required to properly, timely and unconditionally execute as a condition to qualifying for a benefit under this Plan, and such documents shall set forth the minimum requirements for a release and an agreement on confidentiality and competition under this Plan. The Severance Benefits Committee, as part of each determination under Section 3.1, also shall determine whether the release for a Participant shall (for reasons sufficient to the Severance Benefits Committee) include requirements in addition to the minimum requirements set forth in the form and shall revise the form release for such Participant accordingly. The Severance Benefits Committee in its sole discretion shall (for reasons sufficient to the Severance Benefits Committee) determine whether a Participant is required also to sign an agreement on confidentiality and competition to qualify for a benefit under this Plan. The Severance Benefits Committee, also shall determine whether the agreements shall contain additional requirements such as, but not limited to, a non-solicitation agreement and a non-disparagement agreement. If a Participant declines to properly, timely and unconditionally execute the release and, if applicable, an agreement on confidentiality and competition required by the Severance Benefits Committee for the benefit described in Section 3.1(a), (b) or (c), the Participant shall not qualify for any benefit under this Plan.

        3.2    Circumstances in Which Benefits are Not Payable.

        Notwithstanding any other provision in this Plan to the contrary, an employee is not entitled to benefits under this Plan if the employee:

          (a)   voluntarily terminates employment,

          (b)   was disabled or on a leave of absence (except for an Approved Leave of Absence) immediately prior to his termination of employment,

          (c)   prior to receiving any benefit under the Plan, is offered Substantially Equivalent Employment, as determined by the Severance Benefits Committee, with the Company or one of its Affiliates,

          (d)   is offered Substantially Equivalent Employment, as determined by the Severance Benefits Committee, in connection with the sale or other disposition, including outsourcing, of all or any part of a division, subsidiary or other business segment (including, without limitation, a disposition by sale of shares of stock or of assets) in which he was employed,

          (e)   is terminated for Cause, as determined by the Severance Benefits Committee,

          (f)    waived participation in the Plan through any means, or

          (g)   has entered into an individual employment agreement with the Company or a Participating Affiliate (unless such agreement specifically provides for severance benefits to be paid under this Plan).

        3.3    Benefit Formula

          (a)   Position Elimination.    If a Participant qualifies under Section 3.l(a) for a benefit, his benefit under this Plan shall equal his Weekly Pay multiplied by the service factor set forth in the Severance Table for his tier.

Severance Table

Tier	Service Factor
1	104 weeks
2	78 weeks
3	52 weeks
4	2 weeks for each Year of Service with a minimum service factor of 12 weeks and a maximum service factor of 52 weeks

          (b)   Tiers.    For purposes of this Section 3.3, a Participant shall be assigned to the tier set forth opposite his job grade (as determined from the Company's or Participating Affiliate's payroll records as of the date his employment terminated) and, if applicable, his status as an elected corporate officer of the Company as of the date his employment terminated, under this Section 3.3(b):

Tier	Job Grade
1	18 or higher 17 and elected corporate officer as of 12/31/07
2	15, 16, 17
3	13, 14
4	1 through 12 Retails and Attraction

        3.4    Benefit Payment Timing.    If a Participant qualifies for a benefit under this Plan, such benefit shall be paid as soon as practicable after his active employment has terminated, and payment shall be made in a lump sum. In no event shall a benefit under this Plan be paid after March 15th of the year following the year of Participant's termination of employment. No interest whatsoever shall be paid on any benefit under this Plan.

        3.5    Withholding.    The Company shall have the right to take such action as it deems necessary or appropriate in order to satisfy any federal, state or local income or other tax requirement to withhold or make deductions from any benefit otherwise payable under this Plan.

        3.6    Forfeiture of Benefit.

          (a)   Reemployment.    If a Participant who is entitled to a benefit under the Plan is reemployed by the Company or any Affiliate, his benefit under the Plan shall cease or be forfeited in accordance with the following:

            (1)   If the Participant is reemployed prior to receiving any benefit under the Plan, he shall forfeit the entire benefit otherwise payable under the Plan.

            (2)   If he is reemployed after receiving his entire benefit under the Plan in the form of a lump sum, he shall return to the Company that portion of the lump sum equal to the remaining amount of benefit that would have been payable to him, as of the date he is reemployed, if he had received his Plan benefit on a bi-monthly basis.

          (b)   Violation of Code of Business Conduct or Company Policy.    If, following the determination that a Participant is entitled to a benefit under the Plan, the Severance Benefits Committee determines that during the Participant's employment, the Participant violated the Company's Code of Business Conduct or any other policy of the Company or Participating Affiliate, all or a portion of the Participant's benefit under the Plan may cease or be forfeited. The Severance Benefits Committee has the sole discretion to determine on a case-by-case basis any benefit or benefit payment that will be forfeited and/or returned to the Company.

          (c)   Disability.    If, following the determination that a Participant is entitled to a benefit under the Plan, the Participant becomes Disabled, his benefit under the Plan shall cease or be forfeited in accordance with the following:

            (1)   If the Participant becomes Disabled prior to receiving any benefit under the Plan, he shall forfeit the entire benefit otherwise payable under the Plan.

            (2)   If the Participant becomes Disabled after receiving a lump sum benefit under the Plan, he shall return to the Company that portion of the lump sum equal to the remaining amount of benefit that would have been payable to him, as of the date he is deemed Disabled, if he had received his Plan benefit on a bi-monthly basis.

        3.8    No Duplication of Benefits.    If the Severance Benefits Committee determines that the benefit payable under this Plan to a Participant duplicates (directly or indirectly) any other benefit otherwise payable to such Participant by the Company or any Affiliate (including, without limitation, any repatriation payment or allowance or any termination indemnity), the Severance Benefits Committee shall have the right to reduce the benefit otherwise payable under this Plan to the extent deemed necessary to eliminate such duplication.

ARTICLE 4
ADMINISTRATION

        4.1    Committee.

          (a)   The Committee shall be responsible for the general administration of the Plan. As such, the Committee is the "Plan Administrator" and a "named fiduciary" of the Plan (as those terms are used in ERISA). In the absence of the appointment of a Committee, the functions and powers of the Committee shall reside with the Company. The Committee, in the exercise of its authority, shall discharge its duties with respect to the Plan in accordance with ERISA and corresponding regulations, as amended from time to time.

          (b)   The Committee shall establish regulations for the day-to-day administration of the Plan. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee.

        4.2    Authority to Appoint Advisors and Agents.    The Committee and Severance Benefit Committee may appoint, designate and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee and the Severance Benefits Committee shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports that are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.

        4.3    Compensation and Expenses of Committee.    The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of the Company.

        4.4    Records.    The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.

        4.5    Indemnification of Committee.    The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee and the Severance Benefits Committee or as their delegate(s) against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by the Company, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct.

        4.6    Fiduciary Responsibility Insurance, Bonding.    If the Company has not done so, the Committee may purchase appropriate insurance on behalf of the Plan and the Plan's fiduciaries to cover liability or losses occurring by reason of the acts or omissions of a fiduciary; provided, however, that such insurance to the extent purchased by the Plan must permit recourse by the insurer against the fiduciary in the case of a breach of a fiduciary duty or obligation by such fiduciary. The cost of such insurance shall be paid out of the general assets of the Company. The Committee may also obtain a bond covering all of the Plan's fiduciaries, to be paid from the general assets of the Company.

ARTICLE 5
CLAIMS PROCEDURE

        5.1    Right to File a Claim.    Any Participant who believes he is entitled to a benefit hereunder that has not been received, may file a claim in writing with the Severance Benefits Committee. The claim must be filed within one year after the date of the Participant's termination of active employment. The Severance Benefits Committee may require such claimant to submit additional documentation, if necessary, in support of the initial claim.

        5.2    Denial of a Claim.    Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall receive a notice from the Severance Benefits Committee within 90 days of such filing or within 180 days after such receipt if special circumstances require an extension of time. If the Severance Benefits Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 90 days after the Severance Benefits Committee's receipt of the claim. The extension notice will also include the date by which the Severance Benefits Committee expects to make the benefit determination. The notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based and an explanation of the procedure for review of the denial.

        5.3    Claim Review Procedure.    A claimant may appeal the denial of a claim to the Committee by written request for review to be made within 60 days after receiving notice of the denial. The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence that the claimant deems pertinent, and the Committee shall give the claimant the opportunity to review pertinent Plan documents in preparing the request. The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Committee will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days. If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 60 days after the Committee's receipt of the request for review. The extension notice will also include the date by which the Committee expects to complete the review. The Committee shall communicate to the claimant in writing its decision, and if the Committee confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based.

        5.4    Limitation on Actions.    Any suit for benefits must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of the claim. Notwithstanding any other provision herein, any suit for benefits must be brought within two years of the date of termination of active employment. No claimant may file suit for benefits until exhausting the claim review procedure described herein.

ARTICLE 6
AMENDMENT AND TERMINATION OF PLAN

        6.1    Amendment of Plan.    The Committee reserves the right to amend the provisions of the Plan at any time to any extent and in any manner it desires by execution of a written document describing the intended amendment(s).

        6.2    Termination of Plan.    The Company shall have no obligation whatsoever to maintain the Plan or any benefit under the Plan for any given length of time. The Company reserves the right to terminate the Plan or any benefit option under the Plan at any time by written document.

ARTICLE 7
MISCELLANEOUS PROVISIONS

        7.1    Plan Is Not an Employment Contract.    This Plan is not a contract of employment, and neither the Plan nor the payment of any benefits will be construed as giving to any person any legal or equitable right to employment by the Company or any Affiliate. Nothing herein shall be construed to interfere with the right of the Company of any Affiliate to discharge, with or without cause, any employee at any time.

        7.2    Assignment.    A Participant may not assign or alienate any payment with respect to any benefit that a Participant is entitled to receive from the Plan, and further, except as may be prescribed by law, no benefits shall be subject to attachment or garnishment of or for a Participant's debts or contracts, except for recovery of overpayments made on a Participant's behalf by this Plan.

        7.3    Fraud.    No payments with respect to benefits under this Plan will be paid if the Participant attempts to perpetrate a fraud upon the Plan with respect to any such claim. The Committee shall have the right to make the final determination of whether a fraud has been attempted or committed upon the Plan or if a misrepresentation of fact has been made, and its decision shall be final, conclusive and binding upon all persons. The Plan shall have the right to fully recover any amounts, with interest, improperly paid by the Plan by reason of fraud, attempted fraud or misrepresentation of fact by a Participant and to pursue all other legal or equitable remedies.

        7.4    Offset for Monies Owed.    The benefits provided hereunder will be offset for any monies that the Committee determines are owed to the Company or any Affiliate.

        7.5    Funding Status of Plan.    The benefits provided hereunder will be paid solely from the general assets of the Company, and nothing herein will be construed to require the Company or the Committee to maintain any fund or segregate any amount for the benefit of any Participant. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made.

        7.6    Construction.    This Plan shall be construed, administered and enforced according to the laws of the State of Delaware, except to the extent preempted by federal law. The headings and subheadings are set forth for convenient reference only and have no substantive effect whatsoever. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons or entity may require.

        7.7    Conclusiveness of Records.    The records of the Company with respect to age, employment history, compensation, and all other relevant matters shall be conclusive for purposes of the administration of, and the resolution of claims arising under, the Plan.

        The Coca-Cola Company has caused this document to be signed by its duly authorized officer, effective as of January 1, 2008.

THE COCA-COLA COMPANY
By:
Senior Vice President, Human Resources

APPENDIX A
Participating Affiliates

Rocketcash LLC

Caribbean International Sales Corporation, Inc.

Coca-Cola Properties, LLC

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  Exhibit 10.3